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                                                                    Exhibit 12.1

                     Sara Lee Corporation and Subsidiaries

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)


                                                                                Years Ended
                                                                       ------------------------------
                                                                         June 30,          July 1,
                                                                         2001 (1)            2000
                                                                       ------------      ------------
Fixed charges:
 Interest expense                                                      $        270      $        252
 Interest portion of rental expense                                              64                63
                                                                       ------------      ------------

 Total fixed charges before capitalized interest                                334               315
 Capitalized interest                                                            14                 9
                                                                       ------------      ------------

    Total fixed charges                                                $        348      $        324
                                                                       ============      ============

Earnings available for fixed charges:
 Income before income taxes continuing operations                      $      1,851      $      1,567
 Less undistributed income in minority owned companies                           (2)               (8)
 Add minority interest in majority-owned subsidiaries                            51                35
 Add amortization of capitalized interest                                        24                24
 Add fixed charges before capitalized interest                                  334               315
                                                                       ------------      ------------
    Total earnings available for fixed charges                         $      2,258      $      1,933
                                                                       ============      ============


Ratio of earnings to fixed charges                                              6.5               6.0
                                                                       ============      ============

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(1) During fiscal 2001, the corporation recorded a pre-tax charge of $554 in connection with certain reshaping actions.

    During the second quarter of fiscal 2001, the corporation recorded a pre-tax gain of $105 million in connection with the IPO of its Coach subsidiary.

    During the fourth quarter of fiscal 2001, the corporation recorded a tax-free gain of $862 million in connection with the exchange of its stock for the stock of Coach.